EXHIBIT 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 under the securities exchange act of 1934, as amended.

[*] INDICATES INFORMATION THAT HAS BEEN OMITTED PURSUANT TO such CONFIDENTIAL TREATMENT REQUEST and WHICH HAS BEEN FILED UNDER SEPARATE COVER WITH THE COMMISSION.

SUPPLY AND LICENSE AGREEMENT

This supply and license agreement (“Agreement”), effective as of January 1, 2008 (the “Effective Date”), is by and between CTI Industries Corporation, having its principle office located at 22160 N. Pepper Road, Barrington, Illinois 60010 (referred to herein as “Supplier” or “CTI”) and S. C. Johnson & Son, Inc., a Wisconsin corporation, having its principal office located at 1525 Howe Street, Racine, Wisconsin 53403.

Whereas, Johnson and Supplier have entered into this Agreement to reflect their mutual understanding of the terms upon which Supplier will manufacture and supply certain products to Johnson;

Whereas, Supplier owns or controls the necessary property, plant and equipment so as to be able to produce such products;

Whereas, Supplier has agreed to grant Johnson the right to convert the manufacture and supply arrangement described herein to a license arrangement described herein upon the occurrence of certain events.

Now, therefore, the parties agree as follows:

1.	DEFINITIONS

1.1
General. The capitalized terms defined herein shall have the meanings indicated for purposes of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.2
“Affiliate” shall mean, with respect to Johnson, any entity controlling or controlled by Johnson, where control means the power to direct the management and policies of a party, and with respect to Supplier it shall mean any entity controlling, controlled by, or under common control with Supplier.

1.3
“Contract Year” means any period commencing on July 1 and ending on June 30 thereafter, unless otherwise noted, provided, however, that the first Contract Year shall be an eighteen month period beginning January 1, 2008 and ending June 30, 2009.

1.4
“Consumer Fields of Use” means all distribution channels of trade where consumers purchase, direct or indirect, products for ultimate use in the home or otherwise including but not limited to food, drug, and mass distribution retailers, do-it-yourself home improvement stores, warehouse clubs, office supply stores and similar retailers and internet outlets. [*]

1.5	“Effective Date” is defined in the first paragraph of this Agreement.

1.6
“Johnson License Agreement” shall mean Johnson’s license and right to use, at Johnson’s option and upon conversion pursuant to Sections 11.4 or 11.7 hereof, all Licensed Intellectual Property (defined under Section 21), and shall include the right to sublicense third parties.

1.7
“Net Account Revenue” means Johnson’s (including Johnson Affiliates’) gross sales [*] that utilize any Supplier Patent Rights, to third party retail customers less any deductions or payments including the following:

(A) Supply Chain Logistics Discounts, meaning discounts for ordering full pallets, trucks, proper order lead times, etc.
(B) Supply Chain Channel Discounts, meaning wholesaler or broker discounts or similar items.
(C) Supply Chain Discounts/Markdowns, meaning discounts applied to obsolete goods in Johnson warehouses to incent secondary market sales.
(D) Returns, meaning full case returns including any third party handling fees.
(E) Remnants/Spoils, meaning less than full case returns or damaged cases including any third party handling fees.
(F) Cash Discounts, meaning discounts allowed for prompt payment of invoices.
(G) Deals, meaning all other trade payments for account specific consumer promotions, markdowns, volume or growth rebates, display programs, slotting fees, etc.;

provided that, for purposes of this definition only, [*]

1.8	“Product(s)” means the following products, individually or collectively:

(A)	[*]

(B)	[*]

1.9
“Supplier Patent Rights” means those U.S. and foreign patents and patent applications, currently pending or issued, that are owned, licensed, or otherwise controlled by Supplier, and that contain any issued valid claim that reads on the Product(s), including but not limited to those patents listed in Schedule 1.9, attached hereto, and hereby incorporated herein by reference.

1.10	“Term” as used herein shall have the meaning as set forth in Section 3 below.

1.11	“Territory” means worldwide.

2.	TERMS OF SALE

2.1
Supply Commitment. Subject to the terms and conditions of this Agreement, the Supplier shall manufacture and sell to Johnson and Johnson shall purchase from Supplier the products listed in Schedule 2.1 ("Product(s)"). Schedule 2.1 contains a list of the Products (“Product List”) and the price adjustment mechanism(s) for the Products (“Price Adjustment Mechanism(s)”), if any. The Product List may be amended from time to time by written agreement of the parties.

2.2	Purchase Orders. Johnson may place orders in writing, by phone (confirmed in writing), or by electronic data transmission (“Purchase Order(s)”).

2.3
Shipments. Shipments are according to Johnson’s delivery schedules and shipping instructions (“Shipment Terms”) as set forth in Schedule 2.3. The Shipment Terms apply until changed by Johnson. Delivery schedules shall not materially exceed the capacity levels and forecasts as provided in Section 6 hereof.

2.4
Payment Terms. Payment terms for [*] purchases are [*] from the later of (i) the date of invoice or (ii) acceptance of Product. Payment terms for [*] purchases are [*] from the shipment date, provided that the goods were received by Johnson a minimum of [*] prior to the end of such time period and Johnson has not rejected the goods. In no event shall Johnson be required to make payment before receipt of Product nor shall invoices be dated prior to the date of shipment. Johnson does not waive any right it has for adjustment of the amount due to Supplier by its having paid for the Product.

2.5	Designated Purchasers.

(A)
Johnson may request that Supplier sell Product directly to a third party purchaser. Under these circumstances, such designated third party purchaser shall purchase the Product subject to the terms and conditions of this Agreement. In the event that Supplier determines that a designated third party purchaser is not performing according to the terms of this Agreement (including events of late payment), Supplier has the right to cease selling to such third party purchaser; provided, however, that Supplier shall notify Johnson if a designated third party purchaser is not performing according to the terms hereof, and shall allow Johnson at least [*] to attempt to resolve the matter with the designated third party purchaser before Supplier ceases sales to such designated third party purchaser.

(B)
References to Johnson are considered a reference to such third party purchaser if Johnson has exercised its option to have Product sold to such third party purchaser. Johnson may change or add third party purchasers at any time upon written notice to the Supplier.

2.6
Additional Terms. Acceptance of this Agreement is limited to acceptance of the terms and conditions contained in this document. Any proposal for additional or different terms or attempt by Supplier or Johnson to change any of the terms and conditions of this Agreement is rejected and not of any effect. Additionally, if any terms of a Purchase Order, invoice or other document exchanged between the parties related to the purchase of the Product(s) conflicts with the terms of this Agreement, the terms of this Agreement shall apply.

3.	TERM

3.1
Initial Term. This Agreement shall commence on the Effective Date and continue in full force and effect for an initial term ending June 30, 2011 (“Initial Term”), unless renewed per the terms of Section 3.2 or terminated earlier pursuant to this Agreement (the Initial Term and any renewal terms shall be referred to collectively as the “Term”).

3.2
Renewal Terms. After the Initial Term, this Agreement may be renewed for two additional terms of two (2) years each. This Agreement shall automatically renew for a first renewal term of two (2) years (“Automatic First Renewal Term”) [*]. If this Agreement does not automatically renew in accordance with the preceding sentence, then Johnson shall have the right to unilaterally renew this Agreement for the first renewal term of two (2) years (“First Renewal Term”) by giving written notice to Supplier at lease four (4) months prior to the end of the Initial Term. In addition, provided this Agreement has been renewed for the Automatic First Renewal Term or First Renewal Term, Johnson shall have the right to further extend this Agreement for a second renewal term of two (2) years (“Second Renewal Term”) by giving written notice to Supplier at least four (4) months prior to the end of the such first renewal term.

4.	PRICING

4.1	Price. The initial price for each Product is set forth in Schedule 2.1.

4.2	Price Adjustments.

(A)
Periodic Price Adjustments. [*] For the Renewal Terms, Supplier will provide to Johnson, at least six months prior to the commencement of the First or Second Renewal Term (as applicable), the Product price for the first year of the applicable Renewal Term. [*]

(B)
Johnson Requested Change. If Johnson requests a change in the Specifications or manufacturing process and the change would affect Supplier's conversion cost and/or materials cost, the parties shall determine the impact, if any, the change would have on the Product price. If Johnson and Supplier agree on a price adjustment, the Specification change or manufacturing process change, or both, will be implemented, and the price change will become effective on the date the change is implemented.

(C)
Complete Pricing. The Product prices are complete, and Supplier may not add charges of any type without Johnson's prior written consent. Examples of charges that may not be added to the price include, without limitation, shipping, packaging, labeling, customs duties, taxes, storage, insurance, boxing, overtime (unless approved by Johnson in advance), and crating costs.

(D)
Most Favored Pricing. The Supplier represents and warrants to Johnson that the Product prices are not less favorable than those currently extended by Supplier to any other person for the same or similar articles supplied in similar quantities. If permissible under applicable law, Supplier shall immediately reduce the price to Johnson for the affected Product if Supplier reduces its price to other persons for the same or similar article for the supply of similar quantities.

(E)	Resin price adjustments. Product prices shall be subject to resin price adjustment made effective on the first day of each calendar quarter in accordance with Schedule 2.1 attached.

4.3	Shrinkage. Supplier is responsible for all expenses relating to manufacturing losses and inventory losses until the Product is delivered to and accepted by Johnson.

4.4	Cost Savings. Supplier shall use its reasonable commercial efforts to generate cost savings in the cost of the Products. Cost savings shall be allocated as follows:

(A)
Cost savings, which (i) result from Product or Product packaging modifications or (ii) result from projects initiated jointly or solely by either party and require no investment by Supplier or (iii) result from a relocation of production to another Supplier manufacturing facility, will be applied solely to reduce Product prices upon implementation. If Supplier must invest to achieve these savings, these savings will (i) first be used to fund the cost of the investment and (ii) thereafter will be applied solely to reduce Product prices.

5.	SPECIFICATIONS

5.1
Specifications. Johnson has given Supplier copies of the Product Instruction Handbooks. The Green General Specifications and Guidelines Handbook contains general specifications for goods being manufactured for Johnson. Specifications for new products just being launched are in Red Product Instruction Handbooks. Blue Product Instruction Handbooks cover the specifications for established products. Yellow Product Instruction Handbooks cover the specifications for special pack products. These Product Instruction Handbooks contain Product-related, finished goods, and packaging specifications; manufacturing instructions, formulas, processing instructions, quality control procedures, finished goods and component performance tests, Acceptable Quality Limits; and other information relating to the manufacture of Product (the “Specification(s)”). Supplier shall not use the Product Instruction Handbooks for any purpose other than to perform its obligations under this Agreement. Supplier shall manufacture Product in compliance with the Product Instruction Handbooks. The Product Instruction Handbooks (including all copies and related notes) must be returned to Johnson upon Johnson’s request or upon termination of this Agreement. Upon changes in the Specifications, Johnson will provide amended Product Instruction Handbooks to Supplier.

5.2
Changes. Supplier must not change any Specification or manufacturing location without Johnson’s prior written consent. Johnson shall have the right, but not the obligation, to change the Specifications, from time to time, upon reasonable advance written notice to Supplier and, in that case, Johnson and Supplier shall enter into good faith negotiations to adjust the price in accordance with Section 4.2(B). For changes to be effective, they must be set forth in a writing that is signed by the parties and incorporated as an amendment to the Specifications.

5.3
Materials. Unless otherwise agreed, Supplier is solely responsible for obtaining the equipment, materials, components, and services required by Supplier to manufacture and deliver Product. To the extent not covered by the Specifications, providers of and specifications for materials and components must be approved in advance by Johnson. If Johnson has a supplier of raw material and/or components that could result in a Product cost savings, Johnson shall have the right to change the Specifications pursuant to Section 5.2 above to include such material and the designated supplier, subject to the terms of Section 5.2. In addition, Supplier may use an alternative supplier if approved in advance and in writing by Johnson. If Supplier fails to obtain Johnson’s prior written approval, Supplier shall assume any and all responsibility in accord with Section 12.1 of the Agreement.

6.	MANUFACTURING CAPACITY

6.1
Capacity. Supplier guarantees sufficient capacity at its production facilities to manufacture and deliver the quantities [*]. [*] This is not a commitment by Johnson to purchase any quantity. The minimum criteria for any Contract Year of this Agreement shall be that Supplier’s service permits Johnson to ship 99% of its orders using Products to Johnson customers on time and complete.

6.2	Forecasting.

(A)
Johnson may provide on-line access for Supplier to Johnson’s production forecasting system or its equivalent (collectively, “PFS”). This access will permit Supplier to have current information relating to Johnson’s estimates of production forecast. Johnson shall provide such other information as Supplier may reasonably request concerning Johnson’s forecasts. Supplier shall only access that portion of the PFS system necessary for Supplier to determine Johnson’s Product needs. All information in the PFS system is highly confidential and will be treated as Johnson Confidential Information pursuant to Section 17 below.

(B)
If Supplier does not have access to Johnson’s PFS system, Johnson shall provide non-binding annual forecasts, updated quarterly, and binding written or electronic data input ("EDI") Purchase Orders. The initial non-binding annual forecast is attached hereto as Schedule 6.2.

6.3
No Requirements and No Minimums. This is a not a requirements contract. Additionally, Johnson does not have to purchase a minimum quantity of Product. Johnson does not have to use its best efforts to promote and sell the Product, and Johnson may discontinue or reduce its commercialization effort with respect to any Product at any time for any reason.

6.4	Exclusivity. During the Term of this Agreement, Supplier and its Affiliates shall not directly or indirectly manufacture or sell the Product [*] for or to anyone other than Johnson, [*]

7.	Brand NAME

Supplier acknowledges that Johnson’s Ziploc brand (or another brand designated by Johnson) will be the primary brand name for the Product. Johnson shall also select, own and control any sub-brand for the Product.

8.	(INTENTIONALLY OMITTED)

9.	ROYALTY PAYMENTS AND REPORTS

9.1
Conversion to Johnson License Agreement. If this Agreement converts to a Johnson License Agreement pursuant to Section 11.7 below, the royalty fee payable on Johnson’s [*] Product Net Account Revenue shall be referred to herein as “Royalties.”

9.2
Payment Due Date. Any and all Royalties payable pursuant to Section 11.7 shall be paid to Supplier at the address set forth on the first page hereof, within sixty (60) days of the close of each calendar quarter within which the royalties accrued. All Royalties payable hereunder shall be paid in USD. The royalties which are to be paid for sales made in non-USD shall be calculated separately for each month of the calendar quarter by determining the aggregate Net Account Revenue of Products for that month in local currency, then converting same to USD using the average of the conversion rates for the first and last business day of that month as published in the Wall Street Journal (New York edition). The royalties for each month of the calendar quarter shall be calculated separately as described, and then added to arrive at the quarterly royalty payment.

9.3
Statements. Johnson shall prepare and issue a report for each calendar quarter, identifying this Agreement and showing (A) total number or amount of Products by item sold by Johnson and its Affiliate sublicensees, (B) [*] Product Net Account Revenue, and (C) the royalties accrued during the quarter and payable to Supplier.

9.4
Taxes and Other. Johnson shall be responsible for payment of any taxes on the sale of Products. If any taxes are required to be withheld on the royalties due under this Agreement, which taxes would be owed by Supplier, Johnson shall pay such taxes on behalf of Supplier, provide to Supplier a copy of the withholding tax certificate, and deduct any such payments from the amounts due to Supplier.

10.	SUPPLIER REPRESENTATIONS AND WARRANTIES

10.1	Product Representations and Warranties. The Supplier represents and warrants to Johnson with respect to each delivery of Product as follows:

(A)
Product has been manufactured in compliance with the Specifications, is new, and is free from defects in materials and workmanship and conforms in all respects to agreed samples. Product is adequately contained, packaged, marked, and labeled. Product is merchantable and is safe and appropriate for the purpose for which goods of that kind are normally used and shall be suitable for food contact applications as defined by the FDA and, for product destined for the Canadian market, the Canadian equivalent of the FDA Notwithstanding the foregoing, Supplier shall not be responsible for Product [*] provided that Supplier fully complies with all of the Quality Control procedures and standards contained in the Product Instruction Handbook with respect to the inspection and testing [*]. For the avoidance of any doubt, Supplier shall be responsible for Product defects caused by Supplier’s breach of any such Quality Control requirements applicable to the valves and zippers.

(B)	Supplier has conveyed to Johnson good title to the Products, free from any lawful security interest, lien, or encumbrance.

(C)
Supplier and Supplier’s facilities comply with all applicable laws relating to the manufacture, storage and sale of the Product, including import and export compliance. Johnson may audit Supplier’s compliance with applicable laws, rules, regulations and the like, including a safety and environmental audit.

(D)	To Supplier’s best knowledge, neither Products nor Supplier’s methods and means of manufacturing Products infringe a valid patent, copyright, design right, or trade secret of a third party.

(E)
Waste material generated in connection with the production of the Products, as well as any other products manufactured by Supplier at its facility, has been or will be disposed of in strict compliance with applicable laws. Upon request, Supplier shall certify its compliance with such laws.

(F)	Supplier is authorized to enter into and perform this Agreement and will not breach any obligations owed to another person by performing this Agreement.

(G)	Product, Product constituents, and production methodologies comply with all applicable laws, regulations and government directives, including, but not limited to the Toxic Substances Control Act.

10.2.	Patent Representations and Warranties. Supplier represents and warrants to Johnson with respect to Supplier Patent Rights as follows:

(A)
Supplier is the owner or exclusive licensee, and otherwise in control of all of said Supplier Patent Rights, and that all of the associated patents and patent applications, owned, licensed, or controlled by Supplier within defined Consumer Fields of Use, are set forth in Schedule 1.9. Furthermore, Supplier represents and warrants that said Schedule captures all of the patent rights owned, licensed or otherwise controlled by Supplier that fully cover the subject matter of Products as defined herein.

(B)	Supplier has authority to enter into this Agreement and to perform its obligations under this Agreement and that it has been duly authorized to execute and to deliver this Agreement.

(C)
As of the date of signature hereto, and with exception for any specific disclosures made to Johnson within the prior ninety days by Mr. John Schwan on behalf of Supplier, Supplier is without knowledge, whether actual or implied, of any pending or threatened infringement litigation with respect to Supplier Patent Rights, and furthermore that it has not received any actual notices of infringement with respect to any of its own manufactured products that may or could be covered by or related to Supplier Patent Rights.

(D)
As of the date of signature hereto, and with exception for any specific disclosures made to Johnson within the prior ninety days by Mr. John Schwan on behalf of Supplier, Supplier is without actual or implied knowledge of any patent, any document, or any other information, that would limit the validity of the Supplier Patent Rights under this Agreement.

(E)
As of the date of signature hereto, and with exception for any specific disclosures made to Johnson within the prior ninety days by Mr. John Schwan on behalf of Supplier, Supplier is without knowledge that the practice of the Supplier Patent Rights is or may be limited by intellectual property rights of third parties. Moreover, Supplier shall have a continuing obligation to notify Johnson within thirty days of its receipt of any non-public information that impacts this warranty and representation.

10.3.	Certification. Upon Johnson’s request, Supplier shall provide Johnson with a warranty certificate certifying compliance with any and all of the representations and warranties contained in Sections 10.1 and 10.2.

10.4	Additional Agreements of Supplier.

(A)
If requested by Johnson, Supplier must participate in Johnson’s Systems Quality Assurance Program (“SQA Program”) through Johnson’s Systems Quality Assurance group. If the Supplier produces “Critical Level I” products, as determined by Johnson, or Products that are used in the manufacture of products regulated by Good Manufacturing Practices (“GMP”) regulations, as determined by Johnson’s Regulatory group, Supplier agrees to achieve a rating of 3.0 or higher in each of the “red” subsystems in the SQA Program, and a rating of 2.5 or higher in each of the “yellow” subsystems in the SQA Program. Supplier further agrees to continuously improve in all areas of the SQA Program, with a target of an overall score of 4.0 or higher.

(B)
If the Products are regulated or controlled by the United States Food and Drug Administration (“FDA”) or its Canadian equivalent, Supplier shall maintain itself in good standing with the FDA and manufacture the Products in compliance with all Good Manufacturing Practices (“GMPs”) issued by the FDA from time to time, and all raw materials used in such Products shall be suitable for food contact applications as defined by the FDA or its Canadian equivalent. Johnson or its agents shall have the right to audit Supplier’s GMP compliance at any time.

(C)
If the Products are registered with or regulated by the United States Environmental Protection Agency (“EPA”) or Health Canada, Supplier shall manufacture the Products in compliance with all applicable EPA or Health Canada rules and regulations, and shall promptly provide to Johnson copies of all reports, notices, filings and other correspondence with the EPA or Health Canada and similar state, provincial or local agencies related to the Products, including, without limitation, “6(a)2” forms. Johnson or its agents shall have the right to audit Supplier’s EPA or Health Canada compliance at any time.

(D)
If Supplier’s projected annual sales to Johnson is $1 million to $5 million in the United States, Supplier agrees to establish a Supplier Diversity procurement target and agrees to report, on a semi-annual basis, its expenditures for materials and/or services with certified minority and women-owned businesses (i.e., certified by an approved third party agency) attributable to Products made for Johnson in the United States. If Supplier’s projected annual sales to Johnson exceed $5 million in the United States, Supplier further agrees to submit a written supplier diversity procurement plan by March 31st of each year. Johnson does not accept self-certification.

(E)
Supplier acknowledges that it has received, is aware of and has reviewed Johnson’s Manufacturing Code of Conduct (the “Code”), as amended from time to time, and agrees to comply with the Code. Further upon request, Supplier agrees to certify its compliance with the Code to Johnson. Johnson shall have the right to audit Supplier’s compliance with the Code at any time. The Code is attached hereto as Schedule 10.4(E).

(F)
Supplier acknowledges that it has received, is aware of and has reviewed Johnson’s Business Conduct and Ethics Policy (the “Policy”), as amended from time to time, and agrees to comply with the Policy. The Policy is attached hereto as Schedule 10.4(F).

(G)
Upon Johnson’s request, the parties will meet quarterly to review a “Supplier Scorecard” as developed by Johnson to track and require improvement, when necessary, the Supplier’s performance, including, but not limited to, key metrics such as price, guaranteed cost savings, quality, and service. Supplier will use reasonable commercial efforts to continually improve its performance on the metrics listed on the Supplier Scorecard. Supplier will track and report its performance related to these key metrics.

(H)
If Supplier is importing or transporting imported products to Johnson or Johnson’s designated third party purchaser into the U.S. or Puerto Rico, and Supplier is eligible to become certified under the Customs - Trade Partnership Against Terrorism (“C-TPAT”) program, Supplier will become C-TPAT certified and comply with the C-TPAT requirements. If Supplier is not eligible to become C-TPAT certified, Supplier will comply with Johnson's security measures, a copy of which is attached in Schedule 10.4(H). Supplier will provide its certification number or evidence of its membership in C-TPAT, or proof of its compliance with Johnson’s security measures, whichever is applicable. Johnson may audit Supplier's compliance at any time upon reasonable notice.

(I)
Union of Orthodox Jewish Congregations of America. At the request of Johnson, Supplier will support the obtaining of Orthodox Union (OU) certification for the production line that manufactures Products. Thereafter Supplier shall maintain Kosher compliance on all production lines that manufacture OU certified product for Johnson. The Orthodox Union’s (OU) Rabbinic field representatives shall have the right to perform Kosher inspections of these lines at any time. Johnson or its agents shall have the right to be present for such audits.

11.	TERMINATION/CONVERSION OF AGREEMENT

11.1
Termination. Johnson may withdraw any Product(s) or all Products from this Agreement (the latter withdrawal of the entire Product portfolio being deemed to be tantamount to a termination of this Agreement) or terminate this Agreement in its entirety, at any time during the Initial Term, Automatic First Renewal Term or any other Renewal Term at its sole discretion by giving at least one hundred twenty (120) days written notice. In the event Johnson withdraws a Product during the Initial Term, the Automatic First Renewal Term or, if there is no Automatic First Renewal Term then the First Renewal Term, at its discretion pursuant to this Section 11.1, then Johnson shall have no further right to sell or distribute the applicable withdrawn Product hereunder as of the Product withdrawal date and, further, Johnson shall not be entitled to exercise its conversion and option rights pursuant to Section 11.7. In the event Johnson terminates this Agreement in its entirety prior to the end of the Initial Term, the Automatic First Renewal Term or, if there is no Automatic First Renewal Term, the First Renewal Term at its discretion pursuant to this Section 11.1, or if the Initial Term shall expire without automatic renewal for an Automatic First Renewal Term or without a renewal at the election of Johnson for a First Renewal Term, then Johnson shall have no further right to sell or distribute the Products as of the date of termination and, further, Johnson shall not be entitled to exercise its conversion and option rights pursuant to Section 11.7. In the event Johnson withdraws any Product or terminates this Agreement at its discretion pursuant to this Section 11.1 for effect (a) at the earlier of the last day of (i) the Automatic First Renewal Term (if applicable) or (ii) the First Renewal Term, or (b) if Johnson shall have renewed this Agreement for a Second Renewal Term, any time after the earlier of the dates specified in subpart (a), then Johnson shall have the right to convert this Agreement to a Johnson License Agreement pursuant to the conversion and option rights in Section 11.7 below. In the event the Automatic First Renewal Term or the First Renewal Term, if any, shall expire without renewal for a Second Renewal Term, then Johnson shall have the right to convert this Agreement to a Johnson License Agreement pursuant to the conversion and option rights in Section 11.7 below. Furthermore, in the event Johnson terminates this Agreement at any time pursuant to Section 11.2, then Johnson shall have the right to convert this Agreement to a Johnson License Agreement pursuant to the conversion and option rights in Section 11.7 below.

11.2
Termination for Breach. Johnson or Supplier may terminate this Agreement, subject to Johnson’s right to convert this Agreement to a Johnson License Agreement pursuant to the conversion and option rights in Section 11.7, upon the other party’s breach of its obligations under this Agreement by giving at least sixty (60) days written notice, which describes the reason for the termination. This Agreement will terminate, subject to Johnson’s right to convert this Agreement to a Johnson License Agreement pursuant to the conversion and option rights in Section 11.7, unless the party receiving the notice cures or remedies the situation supporting termination within the sixty (60) day notice period. Supplier shall not have the right to cure the breach if the breach relates to Supplier’s warranties and representations set forth in Section 10.1 hereof and such breach results in a Product recall or a government regulatory action or proceeding concerning the Product.

11.3
Bankruptcy. If Supplier makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct Supplier’s affairs or business, or if it is adjudged in any legal action to be either a voluntary or involuntary bankrupt, the obligations of Johnson and the rights and privileges of Supplier under this Agreement shall be deemed to have become a Johnson License Agreement (as defined in Section 11.7) immediately prior to such assignment, appointment of trustee or receiver, or bankruptcy without Johnson giving any notice or taking any legal action.

11.4
Automatic Grant of License Rights. If any Johnson forecast issued pursuant to Section 6.2 hereof states a forecasted annual volume (as updated quarterly) [*] for any reason, then Johnson shall automatically be granted a Johnson License Agreement. Such Johnson License Agreement shall supplement and be in addition to this Supply Agreement, shall be on the same terms as the Johnson License Agreement described in Section 11.7 except that the license shall be a sole non-exclusive royalty free license only during the term of this Agreement, and Johnson shall have the right to manufacture, market and sell [*] or any improved [*] or any similar product to meet budgeted or actual volume requirements in excess of the lesser of the following volumes [*] (ii) Supplier’s actual [*] production capacity. Johnson’s use of a third party contract manufacturer shall be subject to Supplier’s approval, which approval shall not be unreasonably withheld.

11.5
Change in Control. If a controlling interest in Supplier is transferred to a third party, then Supplier must immediately notify Johnson of such transaction. In that event, Johnson shall have the right to convert this Agreement to a fully paid-up royalty free Johnson License Agreement pursuant to Section 11.7 below provided that (i) the third party is a competitor of Johnson in one or more product categories within one or more of Johnson’s ten largest markets, or (ii) Johnson reasonably believes the third party does not meet its requirements for a supplier of product.

11.6
Assignment. If this Agreement and the rights and obligations hereunder are assigned by Supplier to a third party pursuant to Section 23.4 below, then Supplier must immediately notify Johnson of such transaction. In that event Johnson shall have the right to convert this Agreement to a Johnson License Agreement pursuant to Section 11.7 below provided that (i) the third party is a competitor of Johnson in one or more product categories in one or more of Johnson’s ten largest markets, or (ii) Johnson reasonably believes the third party does not meet its requirements for a supplier of product.

11.7
Johnson’s Conversion and Option Rights. Notwithstanding anything else herein, (a) upon termination of this Agreement by Johnson (i) at the end of the Automatic First Renewal Term or the end of the First Renewal Term, if there is no Automatic Renewal Term, or at any time thereafter pursuant to Section 11.1, or (ii) at any time during the Term hereof pursuant to Section 11.2, (b) in the event the Automatic First Renewal Term or the First Renewal Term, if any, shall expire without renewal of this Agreement for a Second Renewal Term, or (c) upon the occurrence of an event described in Sections 11.5 or 11.6 hereof, then Johnson shall have the right to convert this Agreement to a Johnson License Agreement on written notice to Supplier. In addition, this Agreement shall automatically convert to a Johnson License Agreement upon the occurrence of an event described in Section 11.3. The Johnson License Agreement shall be on the same terms and conditions as set forth in this Agreement, except (A) the Johnson License Agreement shall include the grant to Johnson of the non-exclusive right and license to use any and all Licensed Intellectual Property to manufacture, or have manufactured the Product, any improved or modified Product, or any substantially similar product anywhere in the world, and to market, import, distribute and sell Product or any improved or modified Product anywhere in the Territory, (B) the royalty rate for the Johnson License Agreement shall be [*] of Net Account Revenue payable to Supplier provided that the royalty will cease upon the expiration of the last Supplier Patent Right, (C) the Term of the Johnson License Agreement shall be indefinite, and (D) the Johnson License Agreement shall include the right to sublicense third parties. Upon conversion to a Johnson License Agreement, Supplier will promptly disclose all Licensed Intellectual Property to Johnson. All grants pursuant to this Section 11.7 shall include the right on the part of Johnson to make or have made the Product by Johnson, a Johnson Affiliate or a third party contractor.

11.8	Effect of Termination. Upon termination, Supplier shall promptly stop all work and observe Johnson’s instructions regarding work in process.

12.	DEFECTIVE PRODUCT

12.1
Remedies for Defective Product. Supplier shall promptly replace or correct defects in any Product, which Johnson reasonably deems is not or may not be in compliance with the Specifications or poses a health and/or safety risk (in any such case, a “Defective Product”), without expense to Johnson. If Supplier does not promptly correct defects or replace Defective Products, Johnson may notify Supplier and make the corrections or replace the Product itself or from a third-party supplier and charge Supplier for all costs and expenses incurred by Johnson in doing so.

12.2
Inspection. The inspection, test, acceptance, or use of Product does not affect any of Supplier's obligations to Johnson. Representations and warranties survive inspection, test, acceptance, and use of Product. Supplier's representations and warranties run to Johnson, its successors, and assigns.

13.	EQUIPMENT, MOLDS AND TOOLING

13.1	Equipment.

(A)
Supplier Equipment. From time to time, Johnson may request that Supplier purchase and place specific equipment at the Supplier’s facility for the sole purpose of producing the Products (the “Supplier Equipment”), and Supplier agrees to comply with such request(s). Supplier shall not use the Supplier Equipment for any purpose other than for production of the Products, unless Johnson has provided its prior written approval, and if such approval is given then Johnson will be credited for Supplier Equipment amortization at a rate to be agreed as part of the approval process. The Supplier Equipment is listed in Schedule 13.1 attached hereto, which will be reviewed and updated annually, if necessary, no later than February 15 of each year. Schedule 13.1 also describes, for each item of Supplier Equipment, the amortization schedule for purposes of determining Johnson’s Supplier Equipment purchase rights and obligations and Supplier’s sale obligations in the event of a withdrawal, termination or conversion of this Agreement, as further described in Section 13.3 below.

(B)
Johnson Equipment. Johnson may directly or indirectly purchase certain production equipment for use by the Supplier at Supplier’s facility for the sole purpose of producing the Products (“Johnson Equipment”). Supplier shall not use the Johnson Equipment for any other purpose. The Johnson Equipment is listed on Schedule 13.2 attached hereto, which shall be reviewed and updated annually, if necessary, no later than February 15 of each year. Supplier shall mark the Johnson Equipment as being owned by Johnson in a highly visible location on or adjacent to the Johnson Equipment, in a manner acceptable to Johnson. Supplier shall keep the Johnson Equipment free of any liens, encumbrances or other rights of third parties.

(C)
Risk of Loss. Supplier shall bear the entire risk of loss, damage, theft, or destruction to the Supplier Equipment and Johnson Equipment (collectively the “Equipment”). In addition, Supplier shall carry and maintain, at all times and at its expense, physical damage insurance providing “all risks” coverage for the Equipment and public liability and property damage insurance in an amount levied upon the possession or use of the Equipment.

(D)	Taxes and Fees. Supplier shall pay all fees, taxes and governmental charges imposed or levied upon the possession or use of the Equipment.

(E)
Care of Equipment/Indemnification. Supplier shall, at its expense, keep the Equipment in good condition and working order and shall make all necessary adjustments, repairs, services and replacements in a manner consistent with prudent industry practice and subject to Johnson’s approval, from time to time. Supplier shall defend, hold harmless and indemnify Johnson from and against any damage (including incidental and consequential damages), expense (including reasonable attorney’s fees), loss, claim, demand, or liability resulting from or arising out of the use of the Johnson Equipment by Supplier, including but not limited to any personal injury, wrongful death or other claims.

(F)
Personal Property. Supplier shall ensure that the Equipment remains personal property even though it may be installed on real property. Supplier shall, at its expense, comply with all laws, rules, regulations, requirements, orders and guidelines applying to the Equipment and its use (including, but not limited to, all requirements for safe operation of the Equipment), maintenance, repair, condition, storage and operation. Supplier shall not use the Equipment for any function not intended by its manufacturer, or operate the Equipment with any materials that do not meet the specifications of its manufacturer. Supplier shall keep all Equipment free of liens, claims and encumbrances.

13.2	Molds and Tooling. The following governs all molds and tooling, if any, used by the Supplier to make Products:

(A)	Supplier shall manufacture or have manufactured all molds and tooling required to manufacture the Products. The method by which the cost of the molds or tooling is funded is provided in Schedule 13.1.

(B)
In the event new molds or tooling are required due to normal wear, or the molds or tooling become obsolete, Supplier shall replace such molds or tooling. The method by which the cost of the molds or tooling is funded is provided in Schedule 13.1.

(C) The provisions of Section 13.1 also apply to all molds and tooling.

13.3
Johnson’s Right to Purchase. Johnson shall have the right (and in some instances shall have the obligation) to purchase, and Supplier shall have the obligation to sell, all or any of the Supplier Equipment, molds, or tooling pursuant to the terms and conditions set forth in Schedule 13.1 attached hereto. Johnson’s purchase price for such Supplier Equipment, molds, or tooling is set forth in Schedule 13.1. In that case, Supplier will promptly cooperate with Johnson to transfer and deliver such equipment to Johnson.

14.	INVENTORY

14.1
Seasonal Carry-Over or Slow-Moving Inventory. Johnson shall reimburse Supplier for raw material or component inventory carrying costs for seasonal carry-over or slow-moving inventory. Seasonal carry-over or slow-moving inventory is defined as inventory purchased by Supplier under a Purchase Order for the exclusive use in the Products which is not anticipated to be needed in the next one hundred twenty (120) days of production and is not obsolete. Seasonal carry-over or slow-moving inventory does not include materials or components otherwise usable by Supplier or purchased without Johnson’s approval or under a Purchase Order. Carrying costs shall mean the cost of warehousing, using a third-party warehouse, and interest expense at Supplier’s Borrowing Rates. Payment of such costs will commence thirty (30) days after the number of turns specified in the Price Template for the affected Product, or as otherwise agreed, and will discontinue when production begins again for the Product.

14.2
Closing Inventories. Supplier may rely upon Purchase Orders to purchase the materials and components necessary to assure the supply of Products. If Johnson terminates the Agreement, Johnson shall purchase Supplier's inventory of materials and components at Supplier’s cost, but only to the extent the inventory is dedicated solely to the manufacture of Product and was purchased to supply Product under a Purchase Order. Johnson shall purchase finished Product that was produced in good faith against a Purchase Order at the price in effect as of the termination date. If Johnson decides not to purchase finished Product on the termination date, Johnson will purchase the finished Product within six (6) months after the termination date if Johnson pays Supplier a reasonable, mutually agreed upon monthly carrying cost. Upon termination, Supplier shall cancel (if possible) open purchase orders for materials and components. Supplier shall assign non-cancelable orders to Johnson.

All requests that Johnson purchase finished Products, materials or components pursuant to this Section 14.2 must be made by Supplier in writing within ninety (90) days after the later to occur of (a) notification by Johnson that such finished Products, materials or components are obsolete, or (b) (i) in the case of obsolete finished Products, the last manufacture by Supplier of such finished Products or (ii) in the case of obsolete materials or components, the last use of such materials or components by Supplier in the manufacture of Products.

14.3
Obsolescence. Johnson shall purchase from Supplier at Supplier’s cost any materials or components purchased in good faith against a Purchase Order that are made obsolete by a Johnson-approved change in the Specifications if Supplier cannot use the materials or components to manufacture other products or, if compatible with the other products, the materials or components are in excess of Supplier's 120-day requirement when aggregated with other stocks on hand or on order. Johnson shall purchase finished Product that becomes obsolete as a result of reformulation, relabeling, or repackaging if the Product was originally produced in good faith against a Purchase Order. Johnson shall purchase Product at the price in effect on the date of the Purchase Order against which such Product was manufactured.

14.4
Purchase Condition. Johnson’s obligation to purchase materials, components, or finished Product under this Section 14 does not apply to materials, components, or Product not in compliance with applicable Specifications.

15.	INDEMNIFICATION

15.1	Supplier Indemnification.

(A)
Supplier shall defend, hold harmless, and indemnify Johnson from and against any damage (including incidental and consequential damages), expense (including reasonable attorney’s fees), loss, lawsuit, claim, demand, or liability to the extent such results from or arises out of (i) any omission, misrepresentation, negligence, or breach of this Agreement by Supplier; (ii) any allegation against Supplier that Supplier’s manufacturing methods or equipment infringe upon, or constitute the misappropriation of, the patent or other intellectual property rights of any third party; (iii) any allegation against Johnson that Johnson’s use or sale of any Product, because manufactured using Supplier Patent Rights or Licensed Intellectual Property, infringes upon, or constitutes the misappropriation of, the intellectual property rights of any third party; (iv) any allegation that the materials or components used without the authorization of Johnson to manufacture and deliver Products infringe upon, or constitute the misappropriation of, the patent or other intellectual property rights of any third party; or (v) any allegation that the materials or components used without the authorization of Johnson to manufacture and deliver Products caused any injuries or damages.

(B)
Supplier shall defend, indemnify and hold Johnson harmless from and against any damage (including incidental and consequential damages), expense (including reasonable attorney’s fees), loss, lawsuit, claim, demand, or liability arising out of bodily injury (including death), property damage, and personal injury, to the extent such results from or arises out of Supplier’s use or possession of the Equipment.

(C)
Supplier also hereby agrees to defend, hold harmless, and indemnify Johnson against any and all third party liability, claims, actions, suits, and expenses, and any other damages incurred by a third party or Johnson arising out of Johnson’s use of Supplier’s Patent Rights.

15.2
Johnson Indemnification. Johnson shall defend, indemnify and hold Supplier harmless from and against any damage (including incidental and consequential damages), expense (including reasonable attorney's fees), loss, lawsuit, claim, demand, or liability arising out of bodily injury (including death), property damage, or personal injury to the extent such arises out of (i) Johnson’s breach of this Agreement or (ii) Johnson’s production and sale of Products pursuant to a Johnson License Agreement.

15.3	Notice. The parties shall promptly notify each other in writing of the institution of any suit, claim, demand, or proceeding with respect to which a party may be entitled to indemnification.

15.4	Insurance. Supplier shall carry insurance during the term of this Agreement and for at least two years thereafter as follows:

(A)	Workers Compensation and Employers Liability as required by law, and

(B)
Comprehensive General Liability Insurance, which includes, without limitation, bodily injury liability, personal injury liability, property damage liability, products liability, and completed operations liability coverage.

15.5
Insurance Amounts. Supplier’s insurance must have total limits of at least US$10 million for each occurrence, combined single limit for bodily injury and property damage, including personal injury liability, products liability, contractual liability, and completed operations liability. Supplier shall name Johnson as an “additional named insured” on the insurance policies.

15.6
Certificate of Insurance. Within thirty (30) days after execution of this Agreement, Supplier shall provide to Johnson a Certificate of Insurance showing Supplier, the issuing insurance company, the type of insurance, the policy number, the effective date, the expiration date, and the limits of liability. The insurance must provide for at least thirty (30) days written notice to the parties regarding cancellation or material change in the insurance.

16.	INSPECTIONS AND RECORDS

16.1
Right to Inspect. Johnson may, during regular business hours access any of Supplier’s premises to examine (i) Supplier’s records relating to its performance under this Agreement, and (ii) materials, components, manufacturing facilities, procedures, and Product in any state of production or delivery. Johnson’s inspection of Product (or its election not to inspect) does not operate as a waiver of Johnson’s right to reject and return Product under Section 12.

16.2	Retention of Records. Supplier shall maintain books and records relating to this Agreement for at least three (3) years.

16.3	Retain Samples. Supplier shall maintain retain samples and manufacturing records related to any Product for at least three (3) years after such Product has been de-listed by Johnson.

16.4	Financial Statements. Supplier shall give Johnson a copy of its (i) annual report if it is a public company or (ii) audited financial statements if it is a privately-owned company.

16.5
Audits. Supplier shall carry out regular (at least once every six (6) months) and diligent audits of its manufacturing and supply chain processes and procedures and record keeping to ensure it is complying with the terms of this Agreement. Johnson shall have the right, but not the obligation, to require Supplier to carry out further audits in addition to the regular audits referred to above.

17.	CONFIDENTIALITY

17.1
Definition. "Confidential Information" means any information disclosed by Johnson relating to its products or business. Confidential Information may be disclosed in oral, written, visual, or physical form by Johnson employees or by other persons disclosing under Johnson authorization. Information will not be considered Confidential Information if it can be shown to have been:

(A)	Rightfully in Supplier’s possession prior to the date of Johnson's disclosure to Supplier,

(B)	Available to the public prior to the date of Johnson's disclosure to Supplier or to have become available to the public after Johnson's disclosure without any unauthorized act or omission by Supplier,

(C)	Disclosed to Supplier without restriction by a third party who had a right to disclose and was not under an obligation of confidence to Johnson, or

(D)	Independently developed by Supplier by a person having no access to the Confidential Information.

Confidential Information will not be deemed to be generally available to the public or in Supplier’s possession merely because it may be embraced by a more general disclosure or merely because it may be derived from combinations of disclosures generally available to the public or in Supplier’s possession.

17.2
Confidentiality Obligation. Supplier shall not disclose any Confidential Information to any third party or use or reproduce any Confidential Information for any purpose other than to carry out its obligations under the Agreement. Supplier will disclose Confidential Information only to its employees who have a need to know. However, Supplier may disclose Confidential Information in compliance with applicable law or an order of a court of competent jurisdiction if Supplier gives Johnson prompt, advance notice of its need to disclose and cooperates with Johnson in an effort to narrow or avoid such disclosure, obtain any available protective order, or the like. Supplier agrees not to use any reference to Johnson or its products or trademarks, including, but not limited to, its logos, in Supplier’s advertising, web page, or other materials given or exposed to third parties without Johnson's express prior written permission granted by a Johnson officer. Notwithstanding anything else herein, Johnson acknowledges and agrees that Supplier must comply with certain SEC disclosure requirements, and may include reference to Johnson and this Agreement in documents filed with the SEC and related disclosure materials. Supplier shall redact from such disclosures any confidential business information to be extent permitted by the SEC. Supplier shall provide Johnson with an advance copy of any such SEC filings that include a reference to Johnson or this Agreement.

17.3
Return of Confidential Information. Johnson may request the return of the Confidential Information at any time. If Johnson makes that request, Supplier will promptly comply, returning to Johnson any and all written or physical embodiments of the Confidential Information that are then in Supplier’s possession or control, including all physical or electronic copies.

17.4
Time Limitation. The confidentiality obligations in this Section 17 remain in effect for a period of three (3) years following termination of this Agreement, except that information identified by Johnson as strictly confidential will be maintained in confidence as long as it is confidential as defined under Section 17.1.

17.5	Additional Obligation. The obligations in this Section 17 do not abrogate, and are in addition to, any prior confidentiality agreements entered into between Supplier and Johnson.

18.	FORCE MAJEURE

18.1	Force Majeure.

(A)
Johnson Excuse. Johnson may delay delivery of Products occasioned by causes beyond its control. Supplier shall hold delayed Products at Johnson’s direction and shall deliver the Products when the cause for the delay ends. Johnson is responsible only for Supplier's direct additional costs in holding the Products or delaying performance of this Agreement at Johnson's request.

(B)
Supplier Excuse. Supplier will be excused if delivery is delayed by the occurrence of unforeseen or unforeseeable events or by causes beyond its control, provided Supplier promptly notifies Johnson of the events and gives Johnson a revised delivery schedule. If a delay exceeds thirty (30) days from the original delivery date, Johnson may cancel the affected Purchase Order and convert this Agreement to the Johnson License Agreement pursuant to Section 11.4 above in order to manufacture or have manufactured that quantity of Product contained in Johnson’s cancelled Purchase Orders. Johnson shall be entitled to pre-qualify its own production line or that of a third party in order to prepare for such an event. If Supplier's production is only partially restricted or delayed, Supplier shall use its best efforts to accommodate Johnson's requirements and shall give unfilled Johnson Purchase Orders preference and priority over those of other customers that were placed after Johnson's Purchase Orders.

19.	DISPUTE RESOLUTION

19.1
Dispute. Any dispute arising out of or relating to this Agreement, except for disputes involving or arising out of third-party claims described in Section 15, (“Dispute”) shall be resolved in accordance with the procedures specified in this Section 19, which shall be the sole and exclusive procedures for the resolution of any such disputes.

19.2
Non-binding Negotiation. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within twenty (20) business days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of such party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within ten (10) business days after delivery of the responding party’s response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

19.3
Non-binding Mediation. If a Dispute has not been resolved by negotiation within thirty (30) days of the disputing party’s notice, or if the parties fail to meet within twenty (20) days, one or both parties may request in writing to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panel of Neutrals and shall notify CPR to initiate the selection process. Unless otherwise agreed, mediation shall take place in Milwaukee, Wisconsin.

19.4	Arbitration.

(A)
If a Dispute is not resolved by a non-binding procedure as provided herein within sixty (60) days of the delivery of the original notice, one or both of the parties may request in writing that it be settled by arbitration in accordance with the then current CPR Non-Administered Arbitration Rules by a sole arbitrator mutually acceptable to the parties provided, however, that if either party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the above period. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-26, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. The place of arbitration shall be Milwaukee, Wisconsin. The arbitrator is empowered to award damages as provided in this Agreement.

(B)
The parties recognize that a party may need a preliminary remedy or other assistance of a court in aid of arbitration hereunder. The parties hereby consent to the jurisdiction of the courts in Wisconsin with respect to any application for preliminary injunctive relief or other assistance in connection with any arbitration hereunder and for entry of judgment with respect to the award of the arbitrator.

(C)
The statute of limitations of Wisconsin applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation called for by the preceding paragraphs of this Section 19.

(D)	Each party shall be responsible for its own arbitration costs, including attorney fees.

19.5
Performance Pending Dispute. During the pendency of any Dispute under this Section 19, the parties shall continue to perform all of their respective obligations under this Agreement unless one party has terminated this Agreement under Section 11. The obligations under this Section 19 may survive termination at the sole discretion of the party terminating the Agreement under Section 11.

20.	INDEPENDENT CONTRACTOR

20.1
Independent Contractor. The parties are independent contractors. This Agreement does not create a partnership, joint venture, employer-employee, principle-agent, or any similar relationship between the parties. Neither party has the right or authority to assume or create obligations or responsibilities, express or implied, on behalf of the other and neither may bind the other in any manner or thing whatsoever.

21.	INTELLECTUAL PROPERTY

21.1 Definitions.

(A)
"Intellectual Property (IP)" shall mean any invention (whether patentable or not and including, but not limited to, apparatuses, procedures, and designs), together with any data, writings subject to copyright, any patent, patent application, trademark, trade name, trade secret, service mark, drawing, formula, method of treatment, processing technique, or other intellectual property, and any secret know-how.

(B)
“Project Intellectual Property” shall mean Intellectual Property relating to the Product, which includes any Improvements as defined herein below, whether invented solely by Supplier (also sometimes referred to in this Section 21 as “CTI”), solely by Johnson, or jointly by Supplier and Johnson under this Agreement, but shall not include any of Johnson’s or Supplier’s pre-Agreement Intellectual Property, the latter constituting Background Intellectual Property, as defined herein below (except for that portion of Supplier’s Background Intellectual Property which comprises Supplier Patent Rights or Johnson's Patent Rights, each as defined above, and as specifically identified in current Schedule 1.9).

(C)	“Improvements” shall mean any and all contributions to Project Intellectual Property under this Agreement, [*].

(D)
“Background Intellectual Property” shall mean all Intellectual Property owned respectively by Supplier or Johnson prior to this Agreement, but not including Intellectual Property created under said separate Term Sheet.

(E)
“Licensed Intellectual Property” shall mean the subset of Supplier's Background Intellectual Property (including all of Supplier’s Patent Rights identified in Schedule 1.9) which is necessary for Johnson's manufacture and sale of the Product, any improved or modified Product or any substantially similar product in the event that Johnson converts this Agreement to a Johnson License Agreement pursuant to Sections 11.4 or 11.7 hereof.

(F) [*].

21.2 Rights to Intellectual Property.

(A)
No disclosure of Confidential Information will be deemed by implication or otherwise to vest in Supplier any ownership rights in any of Johnson's Intellectual Property, Project Intellectual Property, or Background Intellectual Property. In addition, no disclosure of Confidential Information, or any grant of rights to Johnson by Supplier hereunder will be deemed by implication or otherwise to vest in Johnson any ownership rights in any of Supplier’s Background Intellectual Property. Notwithstanding any of the foregoing, Supplier is hereby granted a limited license to use Johnson's Project Intellectual Property to the limited extent required to perform its obligations under this Agreement.

(B)
Except as may be otherwise provided under this Agreement, each party shall continue to solely own its respective Background Intellectual Property, and nothing in this Agreement, apart from any actual grant a license, shall be construed as a grant by one party of a license to the other party of any Background Intellectual Property owned by the one party as of the date of this Agreement.

(C)	[*].

(D)
The spirit of this Agreement shall be one of open collaboration. Upon completion of any development work hereunder, both Supplier and Johnson shall provide the other with details of fruits of all results, including documentation (electronic and hard copies) and any tangible materials associated therewith so that compliance with terms of this Agreement may be fully met. Each party shall promptly disclose, in writing to the other, all Project Intellectual Property made, developed, or conceived which arises out of work conducted pursuant to this Agreement, said separate Term Sheet, or out of any Confidential Information provided to one party by the other.

(E)
Supplier shall continue to be responsible for its own Background Intellectual Property, and shall pay all maintenance fees due and payable on said subset of Supplier's Background Intellectual Property under which Johnson is licensed hereunder. Supplier agrees to cooperate with Johnson in the perfection of Johnson’s rights to Project Intellectual Property, including any required assistance in the preparation and execution of all documents (including patent applications, assignments, and updates or additions to Schedule 1.9, of any and all patent rights), in a timely manner.

(F)
Johnson will have the sole right to determine when and if it is appropriate to prosecute patent infringement by others within Johnson’s Consumer Fields of Use concerning Project Intellectual Property. In the event of any such prosecution of patent infringement, Johnson shall have the absolute right to control all aspects of such prosecution and Supplier hereby agrees to become an indispensable party to any lawsuit brought by Johnson. Johnson will pay the costs of such prosecution. However, with respect to any patent infringement that occurs within CTI’s Fields of Use, Supplier shall be free to pursue any patent infringement actions against third parties.

(G)
The parties' obligations and rights under said Term Sheet will survive any early termination of this Agreement. Moreover, in the event of discrepancy between said Term Sheet and this Agreement, said Term Sheet shall be controlling and shall govern.

(H)
In the event of termination and conversion of this Agreement to a Johnson License Agreement pursuant to Section 11.7 hereof, then Johnson shall have a non-exclusive license to Supplier’s Background Intellectual Property to manufacture, have manufactured, distribute and sell the Product, any improved or modified product, and any substantially similar product.

21.3
Assistance by CTI. CTI shall provide all reasonable assistance to Johnson to effectuate the requirements of this Section 21, including, but not limited to, providing all necessary information and executing all necessary documents requested by Johnson.

22.	REGULATORY COMPLIANCE

As and when requested by Johnson in writing, Supplier shall promptly provide Johnson with all information necessary for Johnson to comply with all legal and regulatory requirements relating to the Products or any products in which the Products are to be incorporated, including, without limitation, the registration, packaging, labeling and provision of safety information (e.g., material safety data sheet) in all countries where products incorporating the Products are sold from time to time. Johnson may disclose such information as required by applicable law.

23.	MISCELLANEOUS

23.1
Governing Law. This Agreement and the relationship of the parties hereunder is governed by and interpreted in accordance with the internal laws of the State of Wisconsin without regard to its principles of conflict of laws.

23.2
Survivability. The claims of either party for indemnification or breach of warranty under this Agreement, as well as Sections 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall survive termination of this Agreement.

23.3
Modification. This Agreement is not modified or supplemented by any agreement or representation that is not contained in this document. Modifications or supplements to the Agreement must be agreed to in writing and signed by the parties.

23.4
Assignment. The rights and duties under this Agreement are not assignable or delegable by either party without the other party's prior written consent, except that Johnson may assign or delegate this Agreement, or any portion thereof, to a Johnson Affiliate without Supplier’s consent and Supplier may assign this Agreement to a third party purchaser of all or substantially all of its business (including all assets related to the performance of this Agreement).

23.5	Time of the Essence. Time and punctual performance are of the essence.

23.6	Waiver. Waiver by either party of nonperformance or any breach of this Agreement does not constitute a waiver of any subsequent nonperformance or other breach of the same or any other provision.

23.7
Notices. Notices must be in writing and must be sent to the recipient at the address set forth at the beginning of this Agreement. Either party may change the address to which notice must be given by written notice to the other party. Notices are effective upon receipt or 10 days after sending, whichever comes first, if the notice is sent by an overnight delivery service or if mailed postage prepaid, certified or registered mail, return receipt requested.

23.8
Severability. If any provision of this Agreement is held to be invalid, the validity of the remainder of the Agreement will not be affected, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the invalid provision. The provisions of this Agreement are severable.

23.9
Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties relating to the subject matter of this Agreement. It supersedes any other agreement between the parties relating to this subject matter. It does not in any way alter, affect, or set forth the terms of a contractual relationship between the parties relating to a subject matter other than that set forth in this Agreement.

23.10	UN Convention. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

23.11	No Rule of Strict Construction. The parties chose the language used in this Agreement to express their mutual intent. No rule of strict construction is to be applied against either party.

23.12
Section Headings. The section headings in this Agreement are inserted for convenience only and are in no way to be construed as part of this Agreement or as a limitation or enlargement of the scope or meaning of the particular section to which it refers and shall not affect the interpretation of any provisions of this Agreement.

23.13	Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Signed:

CTI Industries Corporation		S. C. Johnson & Son, Inc.

By:	/s/ John Schwan	By:	/s/ Victor J. Puente
Name:	John Schwan	Name:	Victor J. Puente
Date:	February 1, 2008	Date:	February 1, 2008

SCHEDULE 1.9

[*]

SCHEDULE 2.1

[*]

SCHEDULE 2.3

SHIPMENT AND SHIPPING PAYMENT TERMS

Item	Shipping Terms	Shipping Payment Terms
[*]	FCA - CTI Industries Corporation 22160 N. Pepper Road Barrington, Illinois, USA	Undelivered Price Johnson’s 3rd party Billing
[*]	FCA - CTI Industries Corporation 22160 N. Pepper Road Barrington, Illinois, USA	Undelivered Price Johnson’s 3rd party Billing
[*]	DDP - Racine, Wisconsin, USA	DDP - Supplier

Johnson’s Third Party Billing address:

S. C. Johnson & Son, Inc.
TransInternationnal Co. Inc.
N93 W16288 Megal Drive
Menomonee Falls, WI 53051

SCHEDULE 3.2

 [*]

SCHEDULE 6.1

[*]

SCHEDULE 6.2

[*]

SCHEDULE 10.4(E)

MANUFACTURING CODE OF CONDUCT

[*]

SCHEDULE 10.4(F)

BUSINESS CONDUCT AND ETHICS POLICY

[*]

SCHEDULE 10.4(H) - Part 1

[*]

SCHEDULE 10.4(H) - Part 2

[*]

SCHEDULE 13.1

[*]

SCHEDULE 13.2

[*]